Exhibit 10.5

March 6, 2020

Via Email

Laura Shawver

Dear Laura,

This will confirm the terms under which Silverback Therapeutics, Inc., a Delaware corporation (the “Company”) has made you an offer of employment:

1. Position and Duties. You will serve as President and Chief Executive Officer reporting the Company’s Board of Directors (the “Board”) and shall perform such duties as are ordinary, customary and necessary in such role. You will also occupy the Board seat reservedfor the Chief Executive Officer of the Company. Your start date with the Company shall be April 16, 2020. You shall devote on a full-time basis your time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to theinterests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company. Notwithstanding the foregoing, you may serve on boards of directors of up to three (3) other entities, none of which may be a direct competitor of theCompany.

2. Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard proprietary information and invention assignment (“PIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

3. Compensation and Benefits.

a) Salary. The Company agrees to pay you an annualized salary of $450,000.00, less applicable tax withholdings, payable as earned in accordance with the Company’s customary payroll practices. Your salary shall be reviewed by the Board for possible increases annually.

b) Stock Options. Subject to approval of the Board, you will receive anoption to purchase 2,899,124 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Equity Incentive Plan (the “Equity Plan”). Such amount is 4.5% of the currently anticipated aggregate amount of all issued equity of the Company on an as exercised,as converted basis, and the number of unallocated shares in reserve in the Equity Plan, as of the Third Tranche Closing, as defined in that certain Series B Preferred Stock Purchase Agreement entered into by the Company and the investors named therein as of March 4, 2020, as such agreement may be amended from time to time as set forth therein (the “Series B Agreement”). The Option will be presented to the Board for approval as soon as practical after the Company receives an updated third party valuation of the Company’s common stock. The per share priceof the Option will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The Option will be contingent upon your executing the Company’s standard stock option agreement under the Equity Plan and will also be subject to the terms set forth below. The Option will be an incentive stock option to the maximum extentunder applicable law, and the remaining amount will be a non-qualified stock option. TheOption will have an early exercise feature, subject to the Company’s right of repurchase.

(i) Vesting. The vesting of the Option will occur in three distinct tranches composed of the following amounts: 1,788,688 shares (“Tranche 1”), 545,176 shares (“Tranche 2”) and 565,260 shares (“Tranche 3”). Twenty-five percent (25%) of the Tranche 1 shares will vest on the one year anniversary of the Start Date, with the remaining 75% of the Tranche 1 shares to vest ratably over the following 36 months (i.e., months 13 – 48). If theSecond Tranche Closing, as defined in the Series B Agreement, occurs, the Tranche 2 sharesshall vest ratably over 48 months commencing on the one month anniversary of the Second Tranche Closing date. If the Third Tranche Closing occurs, the Tranche 3 shares shall vestratably over 48 months commencing on the one month anniversary of the Third Tranche Closing date. Vesting will cease if your services to the Company terminate.

(ii) Accelerated Vesting. Notwithstanding the vesting provisions set forth in Section 3(b)(i) above, in the event that the Company undergoes a Change of Control,then upon the date that a release and waiver of claims in favor of the Company in a form reasonably acceptable to the Company, or its successor, and signed by you (a “Release”) is nolonger revocable by you, one hundred percent (100%) of the Option will automatically vest. As used herein, a “Change of Control” shall mean a Change of Control as defined in the EquityPlan, or any other transaction that is a Liquidation Event, as defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time as set forththerein, other than a liquidation, voluntary or involuntary dissolution or winding up of the Corporation or a general assignment for the benefit of creditors.

c) Bonus Potential. You will be eligible to earn a cash bonus up to 50% of your annual base salary subject to performance milestones and other terms and conditions approved by the Board, including that you must be employed at the time the bonus payment is made, which payment shall occur at the same time as other performance based bonuses for other officers of the Company.

d) Relocation Expenses. To assist with your relocation to the Seattle, Washington area, the Company will reimburse some of the costs you incur in connection with selling your current home, moving expenses and closing costs for the purchase of a residence in the Seattle area in the amount of $30,000 (“Relocation Reimbursement”). The Relocation Reimbursement will be paid to you on the Start Date, and if you are terminated for Cause or you resign without Good Reason, as each such term is defined below, at any time prior to the two (2) year anniversary of your Start Date, you shall repay the Relocation Reimbursement to the Company in full within two (2) business days after such termination or resignation. In addition, the Company will reimburse your actual travel and lodging expenses in the Seattle area that you incur prior to your relocation for a peroid of up to six (6) months and up to a maximum of$40,000. All amounts set forth in this Section 3(d) for which the Company is requried to make withholdings, shall have such amounts withheld, as applicable.

e) Severance. If at any time you are terminated without Cause or you resign with Good Reason, upon the date that a Release is no longer revocable by you, the Company will pay you twelve (12) months’ of your then current base salary.

As used herein, “Cause” means: (i) any willful, material violation by you of any law or regulation applicable to the business of the Company (or any successor, subsidiary, parent or affiliate of the Company), (ii) your conviction for, or guilty or nolo contendere plea to, anyfelony or any willful perpetration by you of a common law fraud, (iii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company (or any successor, subsidiary, parent or affiliate of the Company) or any other entity having a material business relationship with the Company, (iv) a repeated pattern of unexcused absences thatcauses substantial failure by you to perform the material duties as a director, officer, employee or consultant of the Company, (v) any continued failure or refusal by you to perform the material, lawful, duties required of you in your capacity as a director, officer, employee or consultant ofthe Company (or any successor, subsidiary, parent or affiliate of the Company if you are then primarily employed by such entity) or (vi) a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company (or any successor, subsidiary, parent or affiliate of the Company); provided, however, that as to subsections (i), (iii), (iv), (v) and (vi), Cause shall not exist unless the Company hasfirst provided you with written notice of the claimed grounds for Cause and a reasonable opportunity of not less than thirty (30) days to cure, if curable, the claimed grounds. Theforegoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any acts of omissions, but such other acts or omissions shall not, for purpose of this Agreement, constitute grounds for termination for Cause.

As used herein, “Good Reason” means (i) the assignment to you of duties, or limitationof your responsibilities, materially and repeatedly inconsistent with your position, duties, responsibilities and status with the Company, (ii) a material reduction by the Company of your annual base salary, unless such reduction affects all officers of the Company, or (iii) therelocation of your principal place of employment to a location that is more than fifty (50) miles from your then current principal place of employment (after your relocation to the Seattle area); provided however, that in order for circumstances to provide Good Reason for your resignation, the following additional conditions must be satisfied also: (A) you resign within sixty (60) days after the initial occurrence of the circumstance giving rise to Good Reason; (B) you providenotice to the Company of the circumstance giving rise to Good Reason within thirty (30) daysafter the initial existence of such circumstance; and (C) the Company has a thirty (30) day period in which to cure such circumstance, if it is capable of being cured, and upon any such cure, you shall not be considered to have Good Reason to resign.

f) Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

4. At-Will Employment. You will be an at-will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason or no reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5. Other Agreements. By signing this offer letter, you represent and warrant to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

6. Section 280G. If any payments and other benefits provided for in this offer letter or otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you, at your election, either in full or in such lesser amounts as would result, aftertaking into account the applicable federal, state and local income taxes and the excise taximposed by Section 4999, on your receipt on an after-tax basis of the greatest amount ofpayments and other benefits, by first reducing the cash payments and then reducing the equity grants, in each case, pro rata between amounts subject to Section 409A of the Code and amounts not subject to Section 409A of the Code. Notwithstanding the foregoing, if any payment would be subject to excise tax imposed by Section 4999 but for this section, but would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause any such payment to be submitted for such approval prior to the event giving rise to such payment.

7. Section 409A. Notwithstanding any other term in this letter agreement, if, at the time of your separation of employment, you are a “specified employee,” as defined in Treasury Regulation § 1.409A-1(i), to the extent delayed commencement of any portion of the paymentsor benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, that portion of your benefits shall not be provided to you before the earlier of (a) six (6) months and one day after your separation, or (b) the date of your death. All payments deferred pursuant to this Section 7 shallbe paid in a lump sum to you on the date which is six months and one day after your separationor the date of your death, as applicable, and any remaining payments due under this agreement shall be paid as required by this letter agreement.

Notwithstanding any other term in this letter agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 3(e) above unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations. Any installment payment paid pursuant to this letter agreement shall constitute a separate and distinct paymentfor purposes of Section 409A. Additionally, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursementor benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. This letter shall be construed in a manner that complies with Section 409A of the Code and the United States Treasury Department’s implementing regulations for Section 409A of the Code so that none of the payments and benefits provided under this agreement will be subject to the additional tax imposed under Section 409A of the Code. All ambiguities in this agreement shall be interpreted to comply with Section 409A of the Code and the Treasury Department’s implementing regulations for Section 409A of the Code. The Company and you shall cooperate, in good faith, to take all reasonable actions, including amending this letter agreement

8. Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede allprior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of Washington.

9. Expiration. This offer shall expire on March 12, 2020, and is subject to you signing the Company’s standard PIIA, a copy of which is attached for your review as Exhibit A.

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me.

I am delighted that you will be joining our team and I am looking forward to working with you. If you have any questions, please give me a call.

Very truly yours, Silverback Therapeutics, Inc.

By:	/s/ Peter Thompson
Peter Thompson President & CEO

AGREED TO AND ACCEPTED BY:

/s/ Laura Shawver
Laura Shawver

Date: March 8, 2020

Enclosure: Proprietary Information and Invention Agreement

SILVERBACK THERAPEUTICS, INC.

AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter is entered into by Silverback Therapeutics, Inc. (the “Company”) and Laura Shawver (“Shawver”) as of May 11, 2020 and amends that certain employment offer letter agreement entered into by the Company and Shawver dated March 6, 2020 (the “Offer Letter”)

WHEREAS, the Offer Letter provides for the Company to reimburse Shawver’s actual travel and lodging expenses in the Seattle area that she incurs prior to her relocation for a period of up to six (6) months and up to a maximum of $40,000.

WHEREAS, various State and county health orders with respect to the Covid-19 pandemic and related public health matters have resulted in unforeseen difficulties in connection with Shawver’s near-term travel and temporary lodging in the Seattle area.

WHEREAS, in recognition of the foregoing, the parties hereto desire to eliminate the requirement that such travel and lodging expenses be incurred within a specific number ofmonths prior to Shawver’s relocation to the Seattle area.

NOW, THEREFORE, the parties hereto agree as follows:

1. The penultimate sentence of Section 3(d) of the Offer Letter shall be deleted and replaced in its entirety as follows:

In addition, the Company will reimburse your actual travel and lodging expenses in the Seattle area that you incur prior to your relocation up to a maximum of $40,000.

2. Except as expressly set forth herein, all terms and conditions of the Offer Letter shall remain in full force and effect.

The parties hereto have executed this Amendment as of the date first written above.

SILVERBACK THERAPEUTICS, INC.		LAURA SHAWVER

By:	/s/ Peter Thompson	/s/ Laura Shawver
Name: Peter Thompson
Title: Chairman of the Board of Directors